Exhibit 10.1

AMENDMENT

TO

INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT

This Amendment ("Amendment") to the Inventory and Working Capital Financing Agreement is made as of April 14, 2003 by and between Datatec Industries, Inc., duly organized under the laws of the State of New Jersey ("Customer") and IBM Credit LLC, a Delaware limited liability company ("IBM Credit").

RECITALS:

WHEREAS, Customer and IBM Credit have entered into that certain Inventory and Working Capital Financing Agreement ("IWCF") dated as of November 10, 2000 (as amended, supplemented or otherwise modified from time to time, the "Agreement");

WHEREAS, Customer has requested that IBM Credit extend the Termination Date of the facility (as such term is defined in the Agreement) and provide for increased borrowing, among other things; and

WHEREAS, IBM Credit is willing to accommodate Customer's requests subject to the conditions set forth below and the parties have agreed to modify the Agreement as more specifically set forth below, upon and subject to the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and IBM Credit hereby agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

Section 2. Amendment. The Agreement is hereby amended as follows:

(A) Section 1.1 of the Agreement is hereby amended by deleting the definition of "Termination Date" in its entirety and substituting, in lieu thereof, the following:

"Termination Date": shall mean August 1, 2004 or such other date as IBM Credit and Customer may agree to in writing from time to time."

(B) Attachment A to the Inventory and Working Capital Financing Agreement is hereby amended by deleting such Attachment A in its entirety and substituting, in lieu thereof, the Attachment A attached hereto. Such new Attachment A shall be effective as of the date specified in the new Attachment A. The changes contained in the new Attachment A include, without limitation, the following:
(a)	Section I. Fees, Rates and Repayment Terms, is modified to reflect the following change(s):

(i)

The Credit Line is changed from Twenty-three Million Dollars ($23,000,000.00) to the following: (i) from April 14, 2003 through and including May 31, 2003, Twenty-nine Million Dollars ($29,000,000.00); (ii) from June 1, 2003 through and including December 31, 2003, Twenty-five Million Dollars ($25,000,000.00); (iii) from January 1, 2004 through and including March 31, 2004, Twenty Million Dollars ($20,000,000.00), and; (iv) from April 1, 2004 until the Termination Date, Fifteen Million Dollars ($15,000,000.00);

(ii)	The Product Finance Charge is changed from Prime Rate plus 4.25% to Prime Rate plus 1.75%, effective May 1, 2003;

(iii)	The A/R Finance Charge is changed from Prime Rate plus 4.25% to Prime Rate plus 1.75%, effective May 1, 2003;

(iv)	A Monthly Service Fee is added to Section I (J) of Fifteen Hundred Dollars ($1,500.00).

(b)	Customer shall be required to maintain the following financial percentage(s) and ratio(s) as of the last day of the fiscal period under review by IBM Credit:

	Covenant	Covenant Requirement 4/30/03	Covenant Requirement 7/31/03	Covenant Requirement 10/31/03	Covenant Requirement 1/31/04 and thereafter

(i)	Minimum Quarterly Revenue	Equal to or Greater than $23,000,000	Equal to or Greater than $23,000,000	Equal to or Greater than $23,000,000	Equal to or Greater than $25,000,000

(ii)	Net Profit After Tax to New Revenue	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent

(iii)	Tangible Net Worth (Total assets less Total Liabilities and Goodwill)	Equal to or Greater than $2,500,000	Equal to or Greater than $2,500,000	Equal to or Greater than $2,500,000	Equal to or Greater than $5,000,000

(iv)	Debt Service Ratio (Operating Income to Interest)	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.75:1.0

(v)	Debt to Equity (Total Debt to Equity)	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0

Section 3. Additional Requirements. The Agreement is hereby amended by inserting therein the following new section:

Additional Covenants.
(a)	On or prior to May 31, 2003, Customer shall have obtained an equity contribution in an amount not less than Five Million Dollars ($5,000,000.00)(the "Equity Contribution")

(b)	Within five (5) days of the Equity Contribution, Customer shall reduce the Outstanding Term Loan amount to zero ($0) dollars.

Section 4. Conditions to Effectiveness of Amendment. This Amendment shall become effective upon:
(a)	the receipt by IBM Credit from Customer of this Amendment executed by Customer; and

(b)

the payment by Customer to IBM Credit of a renewal fee (the "Renewal Fee"), payable in immediately available funds, in the amount of Twenty-five Thousand Dollars ($25,000.00). The Renewal Fee shall be nonrefundable and shall be in addition to any other fees IBM Credit may charge Customer.

Section 5. Representations and Warranties. Customer makes to IBM Credit the following representations and warranties all of which are material and are made to induce IBM Credit to enter into this

Amendment.

Section 5.1 Accuracy and Completeness of Warranties and Representations. All representations madeby Customer in the Agreement were true and accurate and complete in every respect as of the date made, and, as amended by this Amendment, all representations made by Customer in the Agreement are true, accurate and complete in every material respect as of the date hereof, and do not fail to disclose any material fact necessary to make representations not misleading.

Section 5.2 Violation of Other Agreements. The execution and delivery of this Amendment and the performance and observance of the covenants to be performed and observed hereunder do not violate or cause Customer not to be in compliance with the terms of any agreement to which Customer is a party.

Section 5.3 Litigation. Except as has been disclosed by Customer to IBM Credit in writing, there is no litigation, proceeding, investigation or labor dispute pending or threatened against Customer, which, if adversely determined, would materially adversely affect Customer's ability to perform Customer's obligations under the Agreement and the other documents, instruments and agreements executed in connection therewith or pursuant hereto.

Section 5.4 Enforceability of Amendment. This Amendment has been duly authorized, executed and delivered by Customer and is enforceable against Customer in accordance with its terms.

Section 6. Ratification of Agreement. Except as specifically amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect. Customer hereby ratifies, confirms and agrees that the Agreement, as amended hereby, represents a valid and enforceable obligation of Customer, and is not subject to any claims, offsets or defenses.

Section 7. Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws which govern the Agreement.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one agreement.

IN WITNESS WHEREOF, this Amendment has been executed by duly authorized officers of the undersigned as of the day and year first above written.
Datatec Industries, Inc.	IBM Credit LLC
By:	By:

Print Name:	Print Name:

Title:	Title:

ATTACHMENT A, ("IWCF ATTACHMENT A") TO

INVENTORY AND WORKING CAPITAL FINANCING AGREEMENT ("IWCF AGREEMENT")

DATED November 10, 2000

Customer Name: Datatec Systems, Inc.

Effective Date of this IWCF Attachment A: April 14, 2003

  Fees, Rates and Repayment Terms:
(A)

Credit Line: (i) from April 14, 2003 through and including May 31, 2003, Twenty-nine Million Dollars ($29,000,000.00); (ii) from June 1, 2003 through and including December 31, 2003,Twenty-five Million Dollars ($25,000,000.00); (iii) from January 1, 2004 through and including March 31, 2004, Twenty Million Dollars ($20,000,000.00), and; (iv) from April 1, 2004 until the Termination Date, Fifteen Million Dollars ($15,000,000.00);

(B)	Borrowing Base:

(i) 85% of the amount of the Customer's Eligible Accounts other than Concentration Accounts as of the date of determination as reflected in the Customer's most recent Collateral Management Report;

(ii) a percentage, determined from time to time by IBM Credit in its sole discretion, of the amount of Customer's Concentration Accounts for a specific Concentration Account Debtor as of the date of determination as reflected in the Customer's most recent Collateral Management Report; unless otherwise notified by IBM Credit, in writing, the percentage for Concentration Accounts for a specific Concentration Account Debtor shall be the same as the percentage set forth in paragraph (i) of the Borrowing Base; provided that the advance on Eligible Accounts from International Business Machines Corporation as Concentration Account Debtor is 95%

(iii) 100% of the Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral Management Report constituting Products (other than service parts) financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are new and in un-opened boxes. The value to be assigned to such inventory shall be based upon the Authorized Supplier's invoice price to Customer for Products net of all applicable price reduction credits.

(iv) up to 35% of the value of Customer's inventory in the Customer's possession as of the date of determination as reflected and identified in the Customer's most recent Collateral Management Report constituting Products designated by Customer as "Cable" and not financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are new and in un-opened boxes. The value to be assigned to such inventory shall be determined by commercially reasonable methods, in IBM's sole discretion.

(v) up to 25% of the value of Customer's inventory in the Customer's possession as of the date of determination as reflected in the Customer's most recent Collateral ManagementReport constituting Products not financed through a Product Advance by IBM Credit, provided, however, IBM Credit has a first priority security interest in such Products and such Products are new and in un-opened boxes. The value to be assigned to such inventory shall be determined by commercially reasonable methods, in IBM's sole discretion.

(C)	Product Financing Charge: Prime Rate plus 4.25%, then Prime Rate plus 1.75%, effective May 1, 2003

(D)	Product Financing Period: 70 days

(E)	Collateral Insurance Amount: Five Million Dollars ($5,000,000.00)

(F)	A/R Finance Charge

(i) PRO Advance Charge: Prime Rate plus 4.25%, then Prime Rate plus 1.75%, effective May 1, 2003

(ii) WCO Advance Charge: Prime Rate plus 4.25%, then Prime Rate plus 1.75%, effective May 1, 2003

(G)	Delinquency Fee Rate: Prime Rate plus 6.500%

(H)	Shortfall Transaction Fee: Shortfall Amount multiplied by 0.30%

(I)	Free Financing Period Exclusion Fee: Product Advance multiplied by 0.25%

(J)	Other Charges:

(i) Annual Renewal Fee: $20,000.00

(ii) Monthly Service Fee: Fifteen Hundred Dollars ($1,500.00)

II. Bank Account

Customer's Lockbox(es) and Special Account(s) will be maintained at the following Bank(s):

Name of Bank:
Address:

Phone:
Lockbox Address:
Special Account #:

Name of Bank:
Address:

Phone:
Lockbox Address:
Special Account #:

Name of Bank:
Address:

Phone:
Lockbox Address:
Special Account #:

Name of Bank:
Address:

Phone:
Lockbox Address:
Special Account #:

.III. Financial Covenants:

Definitions: The following terms shall have the following respective meanings in this Attachment. All amounts shall be determined in accordance with generally accepted accounting principles (GAAP).

"Consolidated Net Income" shall mean, for any period, the net income (or loss), after taxes, of Customer on a consolidated basis for such period determined in accordance with GAAP.

"Current" shall mean within the ongoing twelve month period.

"Current Assets" shall mean assets that are cash or expected to become cash within the ongoing twelve months.

"Current Liabilities" shall mean payment obligations resulting from past or current transactions that require settlement within the ongoing twelve month period. All indebtedness to IBM Credit shall be considered a Current Liability for purposes of determining compliance with the Financial Covenants.

"EBITDA" shall mean, for any period (determined on a consolidated basis in accordance with GAAP), (a) the Consolidated Net Income of Customer for such period, plus (b) each of the following to the extent reflected as an expense in the determination of such Consolidated Net Income: (i) the Customer's provisions for taxes based on income for such period; (ii) Interest Expense for such period; and (iii) depreciation and amortization of tangible and intangible assets of Customer for such period.

"Fixed Charges" shall mean, for any period, an amount equal to the sum, without duplication, of the amounts for such as determined for the Customer on a consolidated basis, of (i) scheduled repayments of principal of all Indebtedness (as reduced by repayments thereon previously made), (ii) Interest Expense, (iii) capital expenditures (iv) dividends, (v) leasehold improvement expenditures and (vi) all provisions for U.S. and non U.S. Federal, state and local taxes.

"Fixed Charge Coverage Ratio" shall mean the ratio as of the last day of any fiscal period of (i) EBITDA as of the last day of such fiscal period to (ii) Fixed Charges.

"Interest Expense" shall mean, for any period, the aggregate consolidated interest expense of Customer during such period in respect of Indebtedness determined on a consolidated basis in accordance with GAAP, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

"Long Term" shall mean beyond the ongoing twelve month period.

"Long Term Assets" shall mean assets that take longer than a year to be converted to cash. They are divided into four categories: tangible assets, investments, intangibles and other.

"Long Term Debt" shall mean payment obligations of indebtedness which mature more than twelve months from the date of determination, or mature within twelve months from such date but are renewable or extendible at the option of the debtor to a date more than twelve months from the date of determination.

"Net Profit after Tax" shall mean Revenue plus all other income, minus all costs, including applicable taxes.

"Revenue" shall mean the monetary expression of the aggregate of products or services transferred by an enterprise to its customers for which said customers have paid or are obligated to pay, plus other income as allowed.

"Subordinated Debt" shall mean Customer's indebtedness to third parties as evidenced by an executed Notes Payable Subordination Agreement in favor of IBM Credit.

"Tangible Net Worth" shall mean:

Total Net Worth minus;

(a) goodwill, organizational expenses, pre-paid expenses, deferred charges, research and development expenses, software development costs, leasehold expenses, trademarks, trade names, copyrights, patents, patent applications, privileges, franchises, licenses and rights in any thereof, and other similar intangibles (but not including contract rights) and other current and non-current assets as identified in Customer's financial statements;

(b) all accounts receivable from employees, officers, directors, stockholders and affiliates; and

(c) all callable/redeemable preferred stock.

"Total Assets" shall mean the total of Current Assets and Long Term Assets.

"Total Liabilities" shall mean the Current Liabilities and Long Term Debt less Subordinated Debt, resulting from past or current transactions, that require settlement in the future.

"Total Net Worth" (the amount of owner's or stockholder's ownership in an enterprise) is equal to Total Assets minus Total Liabilities.

"Working Capital" shall mean Current Assets minus Current Liabilities. Customer will be required to maintain the following financial ratios, percentages and amounts as of the last Interest)

	Covenant	Covenant Requirement 4/30/03	Covenant Requirement 7/31/03	Covenant Requirement 10/31/03	Covenant Requirement 1/31/04 and thereafter

(i)	Minimum Quarterly Revenue	Equal to or Greater than $23,000,000	Equal to or Greater than $23,000,000	Equal to or Greater than $23,000,000	Equal to or Greater than $25,000,000

(ii)	Net Profit After Tax to New Revenue	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent	Equal to or Greater than 0.10 percent

(iii)	Tangible Net Worth (Total assets less Total Liabilities and Goodwill)	Equal to or Greater than $2,500,000	Equal to or Greater than $2,500,000	Equal to or Greater than $2,500,000	Equal to or Greater than $5,000,000

(iv)	Debt Service Ratio (Operating Income to Interest)	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.25:1.0	Equal to or Greater than 1.75:1.0

(v)	Debt to Equity (Total Debt to Equity)	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0	Equal to or Less than 5.0:1.0

IV. Additional Conditions Precedent Pursuant to Section 5.1 (J) of the Agreement:
?	Executed Blocked Account Amendment;

?	Executed Corporate Guaranty of Datatec Services, Inc.;

?	Executed Corporate Guaranty of eDeploy.com, Inc.;

?

Executed guaranty of any shareholder(s) owning ten (10) percent or more of the equity of Customer. Customer shall cause guarantor(s) to submit a personal financial statement upon the request of IBM Credit;

?	Executed Notes Payable Subordination Agreement in the amount of One Million Three Hundred and Ninety Thousand Dollars ($1,390,000.00) from Christopher Carey;

?	Fiscal year-end financial statements of Customer as of end of Customer's prior fiscal year audited by an independent certified public accountant;

?	A Certificate of Location of Collateral whereby the Customer certifies where Customer presently keeps or sells inventory, equipment and other tangible Collateral;

?	Subordination or Intercreditor Agreements from all creditors having a lien which is superior to IBM Credit in any assets that IBM Credit relies on to satisfy Customer's obligations to IBM Credit;

?	Listing of all creditors providing accounts receivable financing to Customer;

?	A Collateral Management Report in the form of Attachment F as of the Closing Date;

?	A Compliance Certificate as to Customer's compliance with the financial covenants set forth in Attachment A as of the last fiscal month of Customer for which financial statements have been published;

?

An Opinion of Counsel substantially in the form and substance of Attachment H whereby the Customer's counsel states his or her opinion about the execution, delivery and performance of the Agreement and other documents by the Customer;

?

A Corporate Secretary's Certificate substantially in the form and substance of Attachment I certifying to, among other items, the resolutions of Customers Board of Directors authorizing borrowing by Customer;

?	Termination or release of Uniform Commercial Code filing by another creditor as required by IBM Credit;

?	A copy of an all-risk insurance certificate pursuant to Section 7.8 (B) of the Agreement;

?	Executed Letter of Direction;

?	Executed Letter of Notification;

?	Executed Acknowledgment of Payment and Termination from Finova;